Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr. pcusick@century-bank.com
Phone: 781-393- 4601
Fax:      781-393-4071
CENTURY BANK AND TRUST COMPANY EXITS INVESTMENT MANAGEMENT
AGREEMENT WITH BLACKROCK, INC.
MEDFORD, Mass.—January 31, 2006—Century Bank and Trust Company (“Century”), a wholly-owned subsidiary of Century Bancorp, Inc. (NASDAQ: CNBKA) (www.century-bank.com), today announced that, effectively immediately, it has exited its Investment Management Agreement dated October 28, 2004 with BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc., for Century’s Available For Sale securities portfolio.
Under the terms of agreement entered into with Century Bank and Trust Company, BlackRock, Inc. had portfolio management authority for approximately $520 million of the Company’s investment securities.
Century is continuously evaluating strategic opportunities that will enhance its franchise. The Company is experiencing strong loan growth opportunities, at this time, and believes that reinvesting the investment cash flows in loans will help to achieve improvements in its yield. The current management objective is to reposition its balance sheet by lowering the investment to asset ratio and continuing to increase the loan to asset ratio. After careful evaluation of these strategic goals and market conditions, Century and BlackRock jointly agreed to suspend BlackRock’s active management of the AFS securities portfolio.
Century Bank and Trust Company, a wholly-owned subsidiary of Century Bancorp, Inc., is a $1.7 billion asset state chartered full-service commercial bank, operating twenty-three full-service branches in the Greater Boston area, and offers a full range of Business, Personal and Institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender. Corporate Headquarters located at 400 Mystic Avenue, Medford, MA 02155. 866.8.CENTURY.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.